Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations

703.742.5393

InvestorRelations@quadramed.com

QuadraMed Corporation Announces Change in Executive Leadership

James E. Peebles Appointed Interim President and Chief Executive Officer

David L. Piazza Appointed Chief Operating Officer and Remains as Chief Financial Officer

RESTON, Va. – March 24, 2009 – QuadraMed Corporation (NASDAQ: QDHC) announced today that its Board of Directors has appointed Director James E. Peebles to the role of interim President and Chief Executive Officer, effective immediately. Mr. Peebles replaces Keith B. Hagen, who is stepping down for personal reasons. Mr. Hagen will remain on the Board until the Company’s 2009 Annual Stockholders Meeting, which is scheduled to be held June 4, 2009.

The Board’s Nominating and Governance Committee has begun a formal search for a permanent Chief Executive Officer.

Mr. Peebles is an industry veteran with 40 years of healthcare information systems experience, including co-founding two highly successful information technology companies in the healthcare industry. In 1987, he co-founded MIDS, Inc., developer of the MIDAS+™ system supporting patient care and quality outcome management primarily for acute care facilities.

Mr. Peebles also served as MIDS’s president and chief executive officer and led it to be the premier vendor in that marketplace. MIDS is now part of the Healthcare Solutions Division of Affiliated Computer Services, Inc. (NYSE: ACS). In 1980, he co-founded Sunquest Information Systems, Inc., which provides software tools to support clinical laboratories as well as other ancillary healthcare functions, and led it through its formative years as it established itself as the premier laboratory information system vendor.

During his time at Sunquest, Mr. Peebles served as chief executive officer and led the software design and development and sales departments. He was the founding director of the information systems department at the University of Arizona Health Sciences Center. Mr. Peebles joined QuadraMed’s Board in October 2004.

“I am eager to focus on the ways in which the Company can further unlock its potential and increase shareholder value,” Mr. Peebles said upon his selection as interim CEO. “During this transition period, my goal is to begin the next phase of QuadraMed’s growth and success by increasing investments in product development to enhance our market leading and KLAS-recognized products and to expand their capabilities for existing and future clients. These efforts will result in attaining certification of our QCPR Electronic Health Record, which will facilitate our clients’ efforts to qualify for increased reimbursement made available through the recently passed economic stimulus legislation, and also in meeting future requirements including ICD-10 coding.”

“I believe that my extensive healthcare and software background will allow me to directly support the development and planning staff as well as relate to customer needs,” he said. “Thanks to our strong management staff, it will be business as usual during this transition period. I look forward to the opportunity to help

QuadraMed with its continuing goal of delivering innovative technological solutions to meet the needs of the healthcare industry.”

Robert L. Pevenstein, the Company’s Chairman, recognized Mr. Hagen’s numerous contributions to QuadraMed, including three years of strong financial performance and the key role he played in the QCPR acquisition. He said he foresees a smooth handoff of responsibilities.

“Keith has been a valuable part of the executive team for the past three years, and we all wish him the best in his future endeavors.” Mr. Pevenstein said. “We are very fortunate to have someone with Jim Peebles’ credentials to step in and lead the Company while we search for a permanent successor for Keith.”

QuadraMed also announced that David L. Piazza, Chief Financial Officer and Executive Vice President, has been appointed to the additional position of Chief Operating Officer.

“The Board recognizes the important role that Dave has played at the Company and the value of the support and management that he will provide during this transition period and into the future,” Mr. Pevenstein said. “This appointment will allow Dave to have a more active management role in the day-to-day operations of QuadraMed.”

*        *        *

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the Company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

# # #

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

2